Exhibit 10.2.1

January 31, 2014

Hojabr Alimi

[Address]

Dear Hoji:

This letter references and incorporates by such reference in its entirety the terms of your March 21, 2013 employment agreement with Ruthigen, Inc., Oculus’ currently wholly owned Delaware subsidiary, as filed with the SEC as an exhibit to the Ruthigen Form S-1 (the “Employment Agreement”). Under your leadership as Ruthigen Chairman and CEO, Ruthigen is intended to have an initial public offering (an “IPO”). Please be advised that this is confirmation that the Special Transaction Committee of Oculus Innovative Sciences, Inc. (“STC”) has determined as follows with regard to certain of the severance benefits set forth in your Employment Agreement. If (i) an IPO does not occur , (ii) you cease being employed by Ruthigen because Ruthigen is bankrupt or otherwise insolvent, and (iii) Ruthigen severance benefits are due to you under the Employment Agreement but Ruthigen lacks the financial resources to pay same, then Oculus will (x) pay you $385,000 in the manner set forth in the last sentence of Section 5.3(b)(i) of the Employment Agreement (the “Oculus Severance Payment Obligation”); provided that the Oculus Severance Payment Obligation is expressly subject to the same terms and conditions as apply to Ruthigen’s payment thereof as set forth in the Employment Agreement. If there is any amendment or modification to the Employment Agreement as filed with the SEC after the date hereof of which Oculus does not specifically approve in writing, the Oculus Severance Payment Obligation shall immediately be void and no longer in effect.

Please acknowledge your agreement to the foregoing by signing in the space below for your signature and return same to me no later than January 31, 2014.

Sincerely,

/s/ Jim Schutz
Jim Schutz
President and CEO
Oculus Innovative Sciences, Inc.

I agree to the foregoing.

/s/ Hojabr Alimi
Hojabr Alimi